UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2014

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Hayden Avenue

Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 22, 2014, the Board of Directors (the “Board”) of Synageva BioPharma Corp. (“Synageva”) appointed Robert Bazemore, age 46, as Chief Operating Officer, and Synageva entered into an employment agreement with him.

Mr. Bazemore has over 22 years of biopharmaceutical experience, the last 12 years of which was spent at Johnson & Johnson serving in various roles, including most recently as Vice President, Ethicon New Growth Platforms and previously as President of Janssen Biotech, Inc., a part of the Janssen Pharmaceutical Companies of Johnson & Johnson. In his role as President of Janssen Biotech, Mr. Bazemore was responsible for building Janssen’s U.S. Immunology and Oncology businesses, which generated more than $7 billion in annual revenues. Mr. Bazemore began his career at Johnson & Johnson in 2002 and held numerous senior commercial positions, having led the worldwide immunology portfolio strategy and the launches of multiple new products and indications.

Prior to joining Johnson & Johnson, Mr. Bazemore worked at Merck & Co., Inc. for 11 years in roles of increasing responsibility in Medical Affairs, Sales and Marketing, including Worldwide Marketing, Respiratory Franchise Business Group, and was a member of the marketing team that launched Singulair® (montelukast) in the U.S. Mr. Bazemore obtained a Bachelor of Science, Biochemistry from the University of Georgia.

Pursuant to his Employment Agreement, Mr. Bazemore will receive a base salary of $480,000 per year and be eligible to receive an annual cash bonus targeted at 40% of his annual base salary. If Synageva terminates Mr. Bazemore’s employment without cause, as defined in the Employment Agreement, Synageva will accelerate the vesting of all unvested equity previously granted to Mr. Bazemore by 12 months and Mr. Bazemore will receive (i) a lump sum equal to nine months of his base salary; and (ii) a pro-rata share of his incentive pay for the year in which the termination occurs. If Synageva terminates Mr. Bazemore without cause during the 12 months following a change of control, as defined in the Employment Agreement, Mr. Bazemore will receive (i) a lump sum equal to 12 months of his base salary; (ii) a lump sum equal to the annual incentive pay target for the year in which the termination occurs; and (iii) a one-time bonus of $16,500.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with his appointment, Mr. Bazemore will also receive a one-time sign-on bonus of $100,000, payments for the cost of temporary housing for up to nine months, and a one-time payment of $100,000 as a relocation assistance bonus. In addition, subject to the approval of the Board, Mr. Bazemore will receive (i) an option grant to purchase 50,000 shares of Synageva’s common stock which will vest as to 25% of the total number of shares on the first anniversary of his start date and 1/36th of the remaining shares subject to the option will vest monthly thereafter until all shares are vested; and (ii) a grant of restricted stock units representing 30,000 shares of Synageva’s common stock, which will vest as to 25% of the total number of shares on the first anniversary of his start date and an additional 25% annually thereafter until all shares are vested.

Effective as of the date that Mr. Bazemore joins Synageva, Dr. Mark Goldberg will remain an employee of Synageva contributing to medical and regulatory strategy, but will cease to be an officer of the company.

A copy of the press release announcing Mr. Bazemore’s appointment is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, effective as of September 22, 2014, between Synageva BioPharma Corp. and Robert Bazemore.

99.1	Press Release issued by Synageva BioPharma Corp. on September 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: September 22, 2014

Exhibit Number	Description

10.1	Employment Agreement, effective as of September 22, 2014, between Synageva BioPharma Corp. and Robert Bazemore.

99.1	Press Release issued by Synageva BioPharma Corp. on September 22, 2014.